Exhibit 99.3

601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

Third Quarter 2017 Investor Questions & Answers

Forward Looking Statements

This document includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax policy developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates on the general economy, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2016 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending April 30, 2017.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this listing of questions and answers or to reflect any change in our expectations after the date of this listing or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Executive Overview:

▪	13th consecutive quarter of record revenues and record net income from continuing operations for the applicable quarter.

▪	Strong growth in revenues, both organically and from acquisitions.

▪	Double-digit organic sales growth in both segments – towables and motorized.

▪	Consolidated Recreational Vehicle (RV) backlogs more than doubled to $2.36 billion versus 2016 third quarter of $1.06 billion, driven by continued strong consumer demand for our affordably priced travel trailers and motorhomes.

▪	Continued strength in the RV industry macro environment, health of the dealer channel and expanding consumer base give us reason for optimism on Thor’s future.

Third Quarter Operating Results:

Q	Has the acquisition and integration of Jayco met your original expectations to date? Have you seen improvements in their operations?

A.	In almost every way, the Jayco acquisition and subsequent integration has exceeded our original expectations. In the first nine months of fiscal 2017, Jayco’s revenues have nearly reached the level of their annual sales in the calendar year before we bought the company, highlighting their continued strong growth. In the third quarter of fiscal 2017, we saw significant improvement in Jayco’s margins compared to the first half of the year, which was largely due to the impact of the actions the Jayco management team has taken since the acquisition. Gross margins for Jayco reached 12.8% in the third quarter, compared to 9.2% in the first half of the fiscal year. Overall, the transaction has been accretive to both the top and bottom line for Thor and we are very pleased with the results.

Q	What was the impact on Thor’s results from the Jayco acquisition?

A.	We posted strong growth in revenues, both organically and from acquisitions, in the third quarter with double-digit organic growth in both segments - Towables and Motorized. The third-quarter impact from the Jayco acquisition is illustrated below:

$000s	3Q17	3Q16	Change
Towable Revenue ex. Jayco	$1,063,321	$934,574	13.8%
Jayco Revenue	$362,871	-	N/A
Total Towable Revenue	$1,426,192	$934,574	52.6%

Motorized Revenue ex. Jayco	$396,217	$307,630	28.7%
Jayco Revenue	$153,666	-	N/A
Total Motorized Revenue	$549,883	$307,630	78.7%

Total Revenue ex. Jayco	$1,498,687	$1,284,054	16.7%
Jayco Revenue	$516,537	-	N/A
Total Revenue	$2,015,224	$1,284,054	56.9%

Gross Profit ex. Jayco	$227,783	$201,937	12.8%
Jayco Gross Profit	$66,058	-	N/A
Total Gross Profit	$293,841	$201,937	45.5%

Gross Margin % ex. Jayco	15.2%	15.7%	-0.5%
Jayco Gross Margin %	12.8%	-	N/A
Total Gross Margin %	14.6%	15.7%	-1.1%

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Q	What was the impact of Jayco on Towable and Motorized unit volumes, Dealer Inventory and Backlog?

A.	The impact on Towable and Motorized unit volumes, Dealer Inventory and Backlog is illustrated below:

	3Q17	3Q16	Change
Towable Unit Sales ex. Jayco	41,631	36,013	15.6%
Jayco Unit Sales	16,850	-	N/A
Total Towable Unit Sales	58,481	36,013	62.4%

Motorized Unit Sales ex. Jayco	5,461	3,935	38.7%
Jayco Unit Sales	1,466	-	N/A
Total Motorized Unit Sales	6,927	3,935	76.0%

Dealer Inventory Units ex. Jayco	89,300	82,100	8.8%
Jayco Dealer Inventory Units	37,800	-	N/A
Total Dealer Inventory Units	127,100	82,100	54.8%

$000s
Towable Backlog ex. Jayco	$1,118,692	$727,539	53.8%
Jayco Towable Backlog	$445,917	-	N/A
Total Towable Backlog	$1,564,609	$727,539	115.1%

Motorized Backlog ex. Jayco	$672,330	$329,272	104.2%
Jayco Motorized Backlog	$123,185	-	N/A
Total Motorized Backlog	$795,515	$329,272	141.6%

Total Backlog ex. Jayco	$1,791,022	$1,056,811	69.4%
Jayco Backlog	$569,102	-	N/A
Total Backlog	$2,360,124	$1,056,811	123.3%

Q	Thor continues to report very strong sales and earnings growth, what is driving this performance? How does Thor’s performance compare to industry growth over the same period?

A.	Thor’s strong growth in the third quarter was driven by both organic growth and growth provided by a full quarter of results from Jayco. With the recent release of industry data from RVIA for April, our 15.6% organic growth in towable unit sales for the quarter was well ahead of industry growth of 10.6% for the same period, while our 38.7% organic growth in motorized unit sales for the quarter materially surpassed industry growth of 11.8% for the same period. Our industry surpassing growth in both segments during the quarter was primarily the result of our continued focus on those areas of the market with the strongest consumer demand, namely smaller travel trailers and more affordable Class A gas and Class C motorhomes.

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Q	Your gross margin for the third quarter was 14.6% compared to 13.3% for the second quarter. What drove the improvement in the margins on a quarter-over-quarter basis?

A.	Our margins improved sequentially as we saw considerable improvement in Jayco’s margins as the changes made by their team over the past six months began to bear positive results. It is also important to note that historically we generally experience seasonal improvements in margins from the second quarter as production ramps up in advance of the peak selling season.

Q	Your gross margins, excluding Jayco, have decreased on a year-over-year basis for the second quarter in a row, what is causing this decline?

A.	The decrease in gross margin is, in significant part, a market-driven impact that is inherent in our strategic decision to maximize earnings by shifting product mix to the most robust areas in our industry – more affordably priced, entry-level travel trailers and motorhomes. These products generally carry lower gross margins. Although this strategy results in a compression of current gross margins, we view it as a strong positive for the long-term success of our business and the RV industry, as RV consumers of entry level products tend to trade up to larger RVs over time. Similar to the second quarter, we incurred a slight increase in labor costs that contributed to the lower margins in the third quarter compared to the prior-year quarter due to the tight labor market in Elkhart, where a large majority of our products are made. We anticipate this slight increase in labor costs to continue over the next few quarters as we seek to be competitive in the market and retain the best workers available. We also saw a slight increase in material costs as a result of commodity price increases as well as our material vendors passing on some of their rising labor and material costs.

Q	What is the state of the labor market where you operate – both in terms of the availability of employees to staff current and new or planned operating facilities as well as wage inflation?

A.	The labor market continues to be quite tight in northern Indiana, with the most acute labor tightness within the City of Elkhart. Given the strong demand for and limited supply of labor, we experienced some modest increases in labor costs due to higher wages and benefit costs over the past two quarters, and we expect that slightly higher wage costs will continue over the next few quarters. We have implemented multiple initiatives to help alleviate the labor force pressures. We will remain competitive when it comes to offering the right combination of wages and benefits to attract and retain the best workers, but we are also managing our capacity growth with a focus on areas that offer larger pools of available, quality workers. As a result, many of our expansions are occurring or planned for areas outside of Elkhart, such as Howe, Middlebury and Goshen, Indiana, where the availability of labor is better.

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Q	Backlog is up significantly, even absent the increase from the Jayco products. What’s driving the increase, and do you have the capacity to fulfill demand?

A.	Backlogs have increased as a result of the extremely positive reception by dealers and consumers of the products we introduced over the past year, particularly the more affordably priced travel trailers and motorhomes, along with industry growth.

In alignment with our strategic plan, management has constantly focused on matching our capacity with the growing demand for our products in a prudent manner that appreciates the realities of our industry. This process has resulted in a number of initiatives, including organic process improvements, realignment of existing facilities, acquisitions of existing facilities and new plant construction – all designed to increase our capacity. Fiscal 2017 expansion projects are currently in process at Keystone, Jayco, Heartland and Thor Motor Coach. These projects will enable us to meet the growing demand in a timely fashion. We expect capital expenditures for the remainder of fiscal 2017 of approximately $50 million, bringing the anticipated total capital investment for the full year to approximately $130 million, which is consistent with our full-year expectations at the end of the second quarter.

As we look ahead, we see continued growth in both the demand for our products and our industry. The process of evaluating our future production needs based on demand for our products is an ongoing one, and management remains committed to balancing financial prudence with the goals of our strategic plan as we endeavor to best position Thor to seize the opportunities presented by the demand for our products and our growing market.

Q	What was the nature and amount of operating expenses recognized in the third quarter that were directly related to the Jayco acquisition?

A.	In the third quarter of fiscal 2017, we incurred amortization expense related to the Jayco acquisition of approximately $10.0 million, which included amortization of intangible assets such as dealer network and tradenames.

Q	What is driving the continued growth in dealer inventory excluding Jayco? Are you concerned that there may be too much inventory in the channel?

A.	Dealer inventory is something that we monitor closely and during the third quarter, dealer inventory excluding Jayco increased 8.8% from the prior year. This growth rate is consistent with the growth in retail sales when compared over a similar timeframe. Accordingly, we believe that current dealer inventory levels are generally appropriate for industry conditions. When comparing dealer inventory levels to retail registrations, in the third quarter of fiscal 2017 we had total dealer inventory of 127,100 units and retail registrations through March of 39,871 for a ratio of 3.19. This compares to the third quarter of fiscal 2016 when we had total dealer inventory of 82,100 and retail registrations through March of 25,007 for a ratio of 3.28. Despite the increase in dealer inventory, the ratio decreased slightly, illustrating that the increase in dealer inventory is in line with demand. The increase in dealer inventory has also supported the recent gains in our overall market share, which has increased to 47.8% year to date through March 2017 compared to 47.4% for full calendar year 2016.

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Year-to-Date Operating Results:

Q	What was the impact on Thor’s results from the Jayco acquisition?

A.	We posted strong growth in revenues, both organically and from acquisitions, in the first nine months of fiscal 2017, with double-digit organic growth in both Towables and Motorized. The nine-month impact from the Jayco acquisition is illustrated below:

$000s	YTD FY17	YTD FY16	Change
Towable Revenue ex. Jayco	$2,738,041	$2,377,571	15.1%
Jayco Revenue	$981,273	-	N/A
Total Towable Revenue	$3,719,314	$2,377,571	56.4%

Motorized Revenue ex. Jayco	$1,052,626	$801,596	31.3%
Jayco Revenue	$433,683	-	N/A
Total Motorized Revenue	$1,486,309	$801,596	85.4%

Total Revenue ex. Jayco	$3,897,324	$3,289,476	18.5%
Jayco Revenue	$1,414,956	-	N/A
Total Revenue	$5,312,280	$3,289,476	61.5%

Gross Profit ex. Jayco	$593,458	$502,975	18.0%
Jayco Gross Profit	$148,837	-	N/A
Total Gross Profit	$742,295	$502,975	47.6%

Gross Margin % ex. Jayco	15.2%	15.3%	-0.1%
Jayco Gross Margin %	10.5%	-	N/A
Total Gross Margin %	14.0%	15.3%	-1.3%

Q	What was the impact of Jayco on Towable and Motorized unit volumes?

A.	The impact on Towable and Motorized unit volumes for the first nine months of fiscal 2017 is illustrated below:

	YTD FY17	YTD FY16	Change
Towable Unit Sales ex. Jayco	108,635	91,490	18.8%
Jayco Unit Sales	46,774	-	N/A
Total Towable Unit Sales	155,409	91,490	69.9%

Motorized Unit Sales ex. Jayco	13,934	10,018	39.0%
Jayco Unit Sales	4,243	-	N/A
Total Motorized Unit Sales	18,177	10,018	81.4%

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Q	What was the nature and amount of operating expenses recognized in the first nine months that were directly related to the Jayco acquisition?

A.	For the first nine months of fiscal 2017, we incurred purchase accounting adjustments related to the Jayco acquisition that reduced gross profit by approximately $2.6 million, of which $2.2 million was related to the Motorized segment and $0.4 million was related to the Towable segment. In addition, amortization in the first nine months relating to the Jayco acquisition was $32.9 million, which included $8.3 million associated with acquired backlog, with the remaining representing amortization of dealer network and tradenames.

Balance Sheet and Cash Flow:

Q	What payments have you made on the debt facility and what was the average interest rate on borrowings? How much availability existed at April 30, 2017 under the line?

A.	During the quarter we paid the debt facility down by $30 million in addition to the $35 million repaid during the first half, which resulted in a remaining debt balance of $295 million as of April 30, 2017. Subsequent to April 30, 2017, we made additional principal payments on the revolving credit facility totaling $50 million.

Interest on borrowings under the credit facility is variable. During the third quarter of fiscal 2017, the weighted-average interest rate on borrowings was 2.38% while the weighted-average interest rate for the nine-month period was 2.25%.

As of April 30, 2017, available and unused credit under the revolver was $202.8 million.

Q	What is driving the increase in working capital for the first nine months of Fiscal 2017?

A.	Total net inventory increased to approximately $459.7 million at the end of the third quarter compared to $403.9 million at July 31, 2016. The primary drivers of this $55.8 million increase is the increase in production capacity that has been completed in the first nine months of fiscal 2017 – which results in additional inventory used to support the expanded production.

The $209.3 million increase in trade accounts receivable compared to July 31, 2016, is a result of the strong growth in sales as well as the seasonal increases in receivables associated with higher sales when compared to year end. The increases in current assets since July 31, 2016 were partially offset by increases in accounts payable and accrued liabilities over the same period.

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Q	What are your priorities for future cash utilization?

A.	Our priorities remain consistent with our prior objectives. We strive to maintain an adequate cash balance on hand to ensure we have sufficient resources to respond to opportunities and changing business conditions within the RV industry. We will use future available cash generated from operations to support and grow our core businesses, both organically and through acquisitions, maintain and grow our regular dividends over time, and reduce indebtedness. Strategic share repurchases or special dividends as determined by the Board of Directors will also continue to be considered.

In addition to the reduction in indebtedness of $65 million during the first nine months of fiscal 2017, we also increased our quarterly dividend from $0.30 per share to $0.33 per share and invested over $79 million in capital projects in support of our core businesses. Subsequent to the end of the third quarter, we made additional debt payments of $50 million, which brings the remaining indebtedness to $245 million as of May 31, 2017.

Market Conditions:

Q	Are you seeing any signs of slowing in the market?

A.	No, in fact, we are seeing the opposite. There are numerous indicators that suggest continued robust growth for the foreseeable future. Despite prudent but aggressive capacity expansion, the extended period of strong growth in retail sales has caused our backlogs to grow. Some of the other positive influences on our markets include:

▪	First, new consumers continue to adopt the RV lifestyle as RVIA recently noted that approximately 34% of new RVs sold in 2016 were to first-time buyers. Total wholesale shipments of RVs have grown 10.1% through April, which follows the strong 15.1% growth achieved in calendar 2016.

▪	Second, we have seen continued strong growth in retail sales, starting first in the early spring retail shows, and continuing with strong lot traffic and retail sales at dealers since then.

▪	Third, we have a very positive macro environment, with low interest rates, stable fuel prices, favorable employment trends and strong consumer confidence.

▪	Fourth, the channel is healthy with a strong dealer network, and lending discipline among wholesale and retail lenders.

▪	Finally, we see future opportunities with increasing diversity among our consumer base to drive incremental demand for our products.

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Q	What trends are you seeing with regard to new consumers entering the RV market?

A.	There are many exciting trends among camping consumers that bode well for the long-term future of the RV industry. Some specific findings of the recently released 2017 North American Camping Report from Kampgrounds of America include the following:

▪	More than 1 million households have started camping each year since 2014 resulting in 3.4 million households becoming new campers over the past three years.

▪	Millennials continue to change the landscape of camping as they account for 31% of the population, but 38% of campers.

▪	In 2016, 18% of millennial campers camped in an RV, while 67% camped in tents – marking a prime target market for Thor to convert tent campers to RVers.

▪	Of new campers in 2016, 26% camped in an RV, which was up from 18% of new campers in 2015, as new campers continued to drive the growth of the RV industry.

▪	New survey data around Generation Z suggests that teens are very engaged in camping and enjoy spending time outdoors with family and friends, particularly in larger groups.

Q	Describe the current competitive environment. Is there much discounting going on?

A.	The RV industry is always competitive, as our subsidiaries and our outside competitors continue to drive the industry forward with new and better products for dealers and consumers. However, given the industry-wide capacity limitations on certain products, most notably towable RVs, we have seen less traditional discounting pressure overall in the market than we did several years ago. In our industry, we must also be mindful of maintaining our value proposition with consumers, as often we are competing not only against other RV manufacturers but also against other consumer discretionary purchases, from cruises and traditional vacations, to other recreational products like boats or motorcycles, to various vacation homes and timeshares. As a result of these broader competitive factors, we face natural limitations on pricing, as consumers may migrate to other leisure alternatives if they do not see our products as a compelling value.

Q	Given the strong demand and capacity constraints in the industry, are you able to raise pricing?

A.	We are mindful of the dynamics involved in balancing supply and demand and the impact on pricing. Given that we are competing for consumer discretionary dollars, it’s important to be mindful of the value proposition we present to consumers. Simply raising prices due to capacity constraints may boost revenues and earnings in the short term, but would forego the opportunity to continue attracting new consumers to the RV lifestyle that we believe is key to long-term growth. As a result, we are taking a more balanced approach to pricing that is consistent with our long-term goals.

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Q	What is the nature of the current Dealer and Consumer credit environment?

A.	The wholesale lending environment remains healthy, with normal credit line availability and utilization as well as continued discipline among lenders concerning credit lines and curtailments. Retail lending standards are also healthy and credit is broadly available to credit-worthy consumers.

Q	What is the impact of rising interest rates on demand for your products?

A.	We remain in a historically low interest rate environment, even after the recent increase in short-term rates by the Federal Reserve. We do not expect a significant change in the lending environment in fiscal 2017. Overall, if we see gradual increases in rates as we have seen recently, history suggests that we would experience very little adverse impact on demand for RVs.

Q	What is the current state of the Canadian RV market?

A.	The Canadian market remains challenging as the weakness in the value of the Canadian dollar relative to the U.S. dollar continues. Since we sell our products to Canadian dealers priced in U.S. dollars, this creates upward pressure on prices in the local currency which generally has an adverse impact on demand. Although the Canadian market experienced sequential double-digit annual declines in 2015 and 2016, in recent months the rate of decrease has begun to decline and in some cases, retail registrations have begun to increase. Through March 2017, Canadian retail registrations decreased 5.2% for towables and were up 56.7% for motorized, which combined represented a decrease of 1.4% overall.

Q	How does consolidation within the dealer base impact Thor?

A.	Consolidation within the dealer base, as well as expansion by dealers with new locations, can be a positive for Thor as dealers value partnering with strong manufacturers like Thor on their long-term growth initiatives. Consolidation may also present some challenges to us as larger dealers generally account for higher sales volume and thus may exercise more pricing power within the overall marketplace. This pricing power is balanced to a certain extent by our ability to provide the larger unit volumes on a timely basis. Our industry is defined by competition for dealers and, with or without dealer consolidation, that competition will continue.

Q	How do used RVs impact the demand and pricing for new products?

A.	Robust demand for used RV inventory enhances trade-in values, which is necessary to support the new RV market where many consumers choose to purchase new units every 3-5 years. In recent years, availability of used RV inventory has been limited while new products at the entry level have been priced competitively, leading many consumers to buy new products. We do recognize that as an alternative to new RVs, low prices on used products may prompt consumers to buy used instead of new. Overall, we view a healthy used RV market as a positive impact on the overall RV industry.

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Outlook:

Q	What is your outlook for the remainder of fiscal year 2017?

A.	We remain optimistic regarding the remainder of fiscal 2017. Industry growth dynamics are expected to continue as consumers remain optimistic about future economic conditions and new consumers continue to enter the RV market. We also expect a strong contribution to sales and earnings from the inclusion of results from Jayco’s operations, though we will have only two incremental months of Jayco in the fourth quarter as we come to the anniversary of the acquisition in the last month of the fiscal year. We expect many of the trends which have been present during the first nine months of fiscal 2017 to continue, namely, the impact of the Jayco acquisition to overall margins, strong market-driven demand for our entry level products and slightly higher labor costs. In addition, we have a difficult comparison to the unusually high margins achieved in the fourth quarter of 2016. Overall, we continue to expect double-digit growth in revenues and in earnings in the fourth quarter of fiscal 2017.

Q	What is the current status of your efforts to meet the demand for RVs in the West Coast markets?

A.	Demand for product on the West Coast remains strong, and we see additional opportunities for growth in the West Coast markets, particularly in California and the Pacific Northwest. Currently, we have production facilities in Pendleton, Oregon, Nampa, Idaho and Twin Falls, Idaho. The second production line at Heartland’s Nampa, Idaho facility ramped up its operations during the third quarter. We will continue to evaluate demand and capacity availability at our West Coast production facilities to determine the best long-term solutions for our dealers and consumers on the West Coast.

Q	Some investors have become concerned about the recent slowdown in the auto industry and how that might affect demand for RVs. Are your trends comparable to the auto industry and if not, how are you and the RV industry different than the auto industry?

A.	Although many of the same macro factors, such as consumer confidence, interest rates and employment growth have an impact on both the auto and RV industries, the RV industry is different from the automotive industry in a number of important aspects:

▪	Dealer Network: The dealer network in the RV industry is generally non-franchised. This means that dealers have the ability to carry RVs from multiple manufacturers, resulting in a more competitive market. In addition, this non-franchise network has more variability when it comes to inventory as manufacturers typically cannot dictate to the dealers how much inventory they must carry.

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▪	Product Development: Generally, the RV product development cycle is much shorter than that seen in automotive or other recreational industries like boats, where the product development cycle can range from 3-5 years. In the RV industry, products may be refreshed annually, and more significant changes may be made every 2-3 years. As a result of this shorter cycle, RV makers have the flexibility to be more responsive to changing or emerging consumer preferences.

▪	Financing: Many companies in the automotive industry have captive finance companies that may provide direct inventory financing for dealers as well as consumer financing to support the purchase of vehicles by their end customers. In the RV industry, both wholesale floorplan lending and retail consumer financing are generally done by third-party lenders with limited recourse to manufacturers through floorplan repurchase commitments.

▪	Capacity Expansion: In many cases meaningful additions to capacity in the automotive industry may take years to complete and require billions in capital, while capacity increases in the RV industry may be completed in less than a year at a cost well under $10 million for a typical RV production facility.

Q	How are you and the RV industry different than other recreational product industries?

A.	Compared with other recreational industries, some of the differences that relate to the automotive industry also apply, as many recreational companies have franchise dealer networks, longer product development cycles and captive finance companies. In addition, the RV industry differs from many other recreational industries in the context of end markets and the value proposition of the products. Some recreation industries have greater exposure to the agricultural and oil markets as their products are used directly in those markets. From a value proposition, many RVs are more affordably priced than other recreational products and can be used by the whole family, whereas other recreational product like small watercraft, cycles and ATVs may be used by only one or two family members at a time.

Q	When looking to add capacity, what metrics do you look at to determine if it’s a wise investment?

A.	Unlike other, more capital intensive industries, RV production facilities are typically smaller, between 70,000 and 90,000 square feet, with an average cost in the range of $3 million to $6 million, which can be completed within 6-9 months. With this modest investment, we review a number of return metrics, with a focus on achieving a rapid payback on the investment which enhances return on invested capital. In addition, we typically build plants with a degree of flexibility so we can shift production to a variety of products depending on demand fundamentals. This speed and flexibility further enhances the investment profile of new production facilities.

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Q	With all your current capacity additions, do you expect the startup of production to have an adverse impact on margins? Will it have an impact on quality and warranty cost?

A.	Although we usually experience costs associated with the startup of production in new or expanded facilities, it is important to understand that the impact of such costs depends on the relative size of the expansion and the complexity of the production involved. Generally, the startup of new or expanded towable facilities happens more quickly than the startup of motorized facilities, with lower initial costs. Over the past year, we have expanded a number of plants and started up new plants and their impact on our margins was not material.

We have also learned from the lessons of earlier expansion efforts and are now taking a more disciplined approach to expansions, with a focus on training new workers and ramping production at a more measured pace. In the cases of our recent expansions, we often start new workers on existing production lines to allow them adequate opportunity for training prior to the opening of the new plant. We believe this approach provides better potential outcomes for increasing productivity in new plants while maintaining quality standards at a modest incremental cost.

Q	Where are we in the RV Cycle?

A.	The RV industry has been expanding significantly since the recessionary lows of 2007-09, but we have not yet seen any signs of a slowdown. We continue to believe that the industry has several more years of growth ahead before we begin to see a downturn. In addition, we also view the higher-end products, such as Airstream and higher-end motorhomes, as the first market segments that typically show signs of weakness before the industry heads into a recession. At this point, these areas of the market remain robust, supporting our view for continued growth.

Q	Given this is the longest expansion in the RV industry in history, what gives you confidence that it will continue?

A.	Unlike many of the expansions we’ve experienced over the past two decades, the current expansion has been driven largely by new consumers entering the RV lifestyle. These new consumers generally gravitate toward more affordably priced segments of the market; including travel trailers, Gas Class A and Class C motorhomes. We view such a shift in the market to be more sustainable over the long term. We see a number of other positive factors among consumers that will likely spur continued growth; including improving personal income, home values and increasing stock prices driving higher personal wealth, continued strength in light truck and sport utility vehicle sales, and the future potential for tax reform that may provide a boost to consumers. In addition, unlike previous expansions which achieved pre-recession levels in 2-3 years, it’s taken seven years for us to reach the pre-recession peak achieved in 2006. Previous expansions have typically progressed for 2-3 years beyond the achievement of pre-recession levels, supporting our belief that this recovery is likely to continue for the next several years.

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Q	What is your strategic plan for future acquisitions? Given that there are fewer RV manufacturers as potential targets, are you targeting other adjacent industries?

A.	We continue to evaluate acquisitions as we have in the past. We remain an opportunistic acquirer focused on strong brands and accretive transactions, and as potential acquisitions arise, we will evaluate them based on their strategic fit within Thor.

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